[FIBERSTARS LETTERHEAD]



                               December 10, 1998

                                                       PERSONAL AND CONFIDENTIAL
                                                       -------------------------

Mr Barry Nelson
Water Quality Management
Toronto, Canada

        Re:     Memorandum of Understanding for Catalyst(TM) product
                ----------------------------------------------------

Dear Barry,

This  memorandum  is designed to capture the  understanding  between the parties with respect to the on-going operations of the Fiberstars Catalyst(TM) ("Catalyst") product line. The following has been agreed by Fiberstars, Inc. ("Fiberstars") and Water Quality Management ("WQM"):

         1.       Catalyst Operations

                  (a) As soon as practical, Fiberstars will ship all existing inventory for the productline from its current location at Magic Plastics or Fiberstars to a facility run by WQM in Toronto, Canada. All inventory will continue to be owned by Fiberstars. Fiberstars will purchase additional inventory as requested by WQM in order to meet projected customer demand. WQM will order materials, with Fiberstars approval. PO's will have the "ship to" as WQM and will be invoiced to Fiberstars. WQM will maintain the inventory in good order so that it may be counted from time to time by Fiberstars. WQM will provide Fiberstars with a physical count of the Catalyst inventory by the 3rd working day after each calendar quarter. Inventory will be managed by WQM so as to minimize inventory levels, but still meet demand. After the transfer of inventory to WQM, Fiberstars and WQM will agree on the starting inventory balance as of January 1, 1999. From that date, WQM will take responsibility for any inventory items which are agreed by both parties to have been lost, damaged, or are otherwise unaccounted for while WQM is responsible for Catalyst operations.

                  (b) WQM will take over the inventory control, materials orders (to be approved by Fiberstars) assembly, shipping and processing of orders for the Catalyst product by January 1, 1999. Orders will be processed in a timely fashion, consistent with good business practices. WQM will insure that product shipped is of the best quality possible and is consistent with product specifications.

                  (c) WQM will provide customer support to Catalyst customers after January 1, 1999.

Memorandum of Understanding
December __, 1998
Page 2

                  (d) Fiberstars will record sales and invoice customers for the Catalyst product. Fiberstars will copy WQM on all customer invoices and correspondence. All returns must follow a Returns Goods Authorization (RGA) procedure. Customer returns with a value less than or equal to $3,000 will be approved by WQM support personnel. Customer returns with a value greater than $3,000 must be approved by Fiberstars. All authorized returned products will be received and inventoried by WQM. WQM will advise Fiberstars Customer Support of any product returns both upon authorization and upon receipt of returned items.

                  (e) Fiberstars will pay WQM per month for the above services based on the Plan attached to this memo, on to following schedule:

                  January 1998          $12,000
                  February 1998          13,000
                  March 1998             14,000
                  Thereafter             14,000

This includes the costs for Offsite operation and for the Labor component of Indirect costs. It is expected that all other costs itemized in the plan will be paid by Fiberstars. In the event that revenues are running significantly short of the planned amount, Fiberstars and WQM agree to take such action as necessary to reduce the costs of the productline. This will include reducing the WQM operations charge to Fiberstars, by up to $6,000 per month, so as to maintain a profitable Catalyst operation. WQM and Fiberstars agree to review the charge for services rendered periodically so as to provide the best possible cost to Fiberstars with a reasonable profit earned by WQM. A cost sheet from WQM is attached.


         2.       Future sale or business combination.

                  (a) If Fiberstars decides to sell the Catalyst productline, WQM will have a first right to negotiate a reasonable buyout of this business. Fiberstars will decide either to sell or not to sell the Catalyst productline within 2 years of this agreement. If Fiberstars decides it will not sell the Calalyst productline, then Fiberstars agrees to negotiate reasonable terms with WQM to form a joint venture with or acquire WQM. Both parties recognize the synergies that exist between the Catalyst and WQM products, and will be working together to improve these synergies as of the date of this memorandum. Fiberstars recognizes that WQM will be making an investment in the success of Catalyst and the combined products of the two companies and will not unreasonably put WQM in a position of having to walk away from this investment.

         3.       Term.

                  (a) The parties will review the business terms of the Catalyst Operation in Q4 of 1999, and agree any changes to the terms by December 1, 1999. This memorandum will no longer be in effect ater December 31, 2000, with the exception that item 2 above will remain in

Memorandum of Understanding
December ___, 1998
Page 3

effect if their are substantive discussions going on between Fiberstars and WQM on December 31, 2000.

Memorandum of Understanding
December ___,1998
Page 4

         4.       Consulting agreement

                  (a) The consulting agreement between Fiberstars and Barry Nelson continues in effect and is outside the services and payments agreed in this memorandum. In the attached p1an, these costs are part of the Marketing expense.



                                   Very truly yours,

                                   FIBERSTARS, INC.



                           By:     /s/ David Ruckert
                                   --------------------------------------------
                                   David Ruckert, Chief Executive Officer

AGREED TO AND ACCEPTED:

WATER QUALITY MANAGEMENT


By: /s/ Barry Nelson
    --------------------------
    Barry Nelson, President

Dated:  December __, 1998


January 22, 1999